                                                                    EXHIBIT 10.4

                             SEPARATION AGREEMENT

     This Separation Agreement (hereinafter the "Agreement") is entered into as of the 30th day of September, 1996, by and between Eric Schwartz (hereafter "Schwartz"), an individual, and International Technology Corporation, a Delaware corporation (the "Company").

                                    RECITALS

     A. WHEREAS, Schwartz has been employed by the Company, has held the position of Senior Vice President, Law & Administration, General Counsel and Secretary of the Company, and has held positions as an officer of subsidiaries of the Company;

     B. WHEREAS, Schwartz and the Company wish to finally and forever resolve all matters between them relative to Schwartz's employment and his entitlement to severance pay and other additional forms of compensation and benefits, and to provide for the termination of the employment relationship;

     C. NOW, THEREFORE, in consideration of the aforementioned recitals and the mutual covenants and conditions set forth below and in full settlement of any and all claims for lost compensation including, without limitation, all claims for back pay, severance pay, accrued vacation pay, continuation of health or other benefits or any other payment in the nature of compensation attributable to Schwartz's employment by the Company or any of its subsidiaries, and any and all other claims which were or could have been raised by either party prior to the date of this Agreement, Schwartz and the Company hereby agree as follows:

                                   AGREEMENT

     1.  Resignation and Termination of Employment.  Effective as of July 30,
         -----------------------------------------
1996, Schwartz hereby resigns as an officer of the Company and of all subsidiaries of the Company; provided, however that Schwartz shall continue to be treated as an employee of the Company until September 29, 1997. Notwithstanding the foregoing, Schwartz shall have no duties or responsibilities to the Company after his resignation except such duties as may arise under the terms of this Agreement.

     2.  Salary and Car Allowance.  Through September 29, 1997, the Company will
         ------------------------
pay Schwartz at the rate of $250,000 per annum, less payroll deductions, in equal bi-weekly payments. In addition to such amount, Schwartz shall receive payment of $5,850 per annum, less payroll deductions, as a car allowance, payable in bi-weekly payments.

     3.  Vacation Pay.  The Company will pay Schwartz the sum of $19,512.16
         ------------
promptly upon the expiration of seven (7) days after the execution of this Agreement by Schwartz, representing accrued vacation pay through July 30, 1996; and thereafter no further vacation pay shall accrue or be payable.

     4.  Welfare Benefits.  Until the earlier of December 31, 1998, or such date
         ----------------
as Schwartz shall become covered by another employer's medical benefits and not subject to any

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

pre-existing condition limitations for himself or his family members, Schwartz shall continue, to the same extent and on the same basis as other executive employees of the Company, to be eligible to participate in the Company's Group Medical Insurance Plan. Until December 31, 1998, Schwartz shall continue to be eligible to participate in the current Corporate Executive Medical Plan. If the current Corporate Executive Medical Plan is terminated or if Schwartz shall otherwise become ineligible to participate in the Plan, then the Company shall reimburse Schwartz for such expenses that otherwise would have been covered under the Plan. Until the earlier of September 29, 1997, or such date as Schwartz shall become a full time employee of another person, Schwartz shall continue, to the same extent and on the same basis as other executive employees of the Company, to be eligible to participate in the Company's Group Life and Accidental Death and Dismemberment Plan (the "Life Plan"); and the Company's short and long term disability plans (together, the "Disability Plan"). During such periods, Schwartz and the Company shall pay their respective costs for such benefits in accordance with the terms and conditions of the applicable plans. Assuming Schwartz has not become covered under another employer's health plan(s) prior to December 31, 1998, then, after such date: (a) in connection with the Medical Plan, Schwartz may elect to continue participation in such plan pursuant to the terms of Section 4980B(f) of the Internal Revenue Code of 1986 and, to the extent consistent therewith, the terms of such Plan; but (b) shall no longer participate in the Life Plan and Disability Plan after September 29, 1997.

     5.  Retirement Plans.  Schwartz shall continue to participate in the IT
         ----------------
Corporation Retirement Plan, the IT Corporation Restoration Plan and the IT Corporation Deferred Compensation Plan through September 29, 1997, as a regular employee of the Company, treating such date as his date of employment termination with the Company for all purposes under such plans.

     6.  Restricted Stock Awards.  The parties acknowledge that (a) on July 5,
         -----------------------
1995 Schwartz was granted by the Company 10,666 shares of restricted stock pursuant to the Special Turn-A-Round Plan (Fiscal 1995 Management Incentive
Plan)(the "STAR Plan Shares"), (b) on June 1, 1995 Schwartz was granted by the Company 50,000 additional shares of restricted stock of the Company (the "1995 Shares"), and (c) on March 28, 1996 Schwartz was granted by the Company 50,000 additional shares of restricted stock of the Company (the "1996 Shares"). Notwithstanding any terms to the contrary in the restricted stock agreement pertaining to the 10,666 STAR Plan Shares, such shares shall be fully vested on September 29, 1997 and shall not be subject to forfeiture by reason of the termination of Schwartz's employment with the Company. The parties further acknowledge and agree that (x) of the 50,000 1995 Shares, 10,000 of such shares have previously vested and an additional 20,000 shares shall vest on June 1, 1997 and such shares shall be retained by Schwartz and shall not be subject to forfeiture by reason of the termination of Schwartz's employment with the Company, and (y) the remaining 20,000 1995 Shares and the 50,000 1996 Shares shall, on Schwartz's execution of this Agreement, be relinquished by Schwartz and transferred back to the Company.

     7.  Stock Options.  The parties acknowledge that Schwartz has unexercised
         -------------
options granted pursuant to the Company's stock incentive plans covering an aggregate of 149,000 shares of common stock of the Company, as follows: (a) options to purchase 50,000 shares of common stock were granted on October 8, 1992 (the "1992 Options") and of such 50,000 options, 37,500 have previously vested; (b) options to purchase 22,000 shares of common stock were granted on June 3, 1993 (the "1993 Options") and of such 22,000 options, 16,500 have previously vested; and (c) options to purchase 77,000 shares of common stock were granted on April 29, 1994 (the "1994 Options") and of such 77,000 options, 38,500 have previously vested. The parties acknowledge and agree that (x) the remaining 12,500 1992 Options shall vest in accordance with their terms on October 8, 1996, (y) the 5,500 remaining 1993 Options will vest in accordance with their terms on June 3, 1997, and (z) of the 38,500 remaining 1994 Options, 19,250 options shall vest on April 29, 1997, in accordance with their terms and the additional 19,250 options shall not vest and shall expire as of September 29, 1997. Schwartz shall have the right to exercise the vested options in accordance with the terms of the applicable Stock Option Agreements during the remaining term of the options; provided, however, that notwithstanding any terms to the contrary in the stock option agreements evidencing such options, all options vested as of September 29, 1997 shall not terminate by reason of the termination of Schwartz's employment with the Company and shall remain exerciseable for the original terms.

     8.  Expenses Related to Seeking Employment.  The Company will provide
         --------------------------------------
Schwartz with an outplacement service at a cost not to exceed $25,000.

     9.  Other Expenses.  The Company shall reimburse Schwartz for reasonable
         --------------
business expenses incurred by Schwartz prior to his resignation, in accordance with the Company's standard practices.

     10.  Sole Entitlement.  Schwartz agrees that his sole entitlement to
          ----------------
compensation, payments of any kind, monetary and/or nonmonetary benefits and/or perquisites with respect to his employment with, his services rendered to, and all other matters between Schwartz and the Company or between Schwartz and any subsidiary of the Company, is as expressly set forth in this Agreement.

     11.  Releases by Schwartz.  Schwartz does hereby and forever release and
          --------------------
discharge the Company and the past and present parent, subsidiary and affiliated corporations of the Company as well as the successors, shareholders, officers and directors of corporate shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damage, losses, claims, liabilities, and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, whether statutory or common law, including without limitation on the generality of the foregoing, any and all claims, demands or causes of action attributable to, connected with, or incidental to the employment of Schwartz by the Company or any subsidiary of the Company, the separation of that employment and any dealings between the parties concerning Schwartz's employment or any other matter existing prior to the date of execution of this Agreement, excepting only any claims or causes of action arising out of willful misconduct, dishonesty or gross negligence of the Company or those obligations to be performed hereunder. This release is intended to apply to any claims arising from federal, state or local laws which prohibit discrimination on the basis of race, national origin, sex, religion, age, marital status, pregnancy, handicap, disability, ancestry, sexual orientation, family or personal leave or any other form of discrimination, or to laws such as workers' compensation laws, which provide rights and remedies for injuries sustained in the workplace or any common law claims of any kind, including, but not limited to, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium and breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatever, any claims for severance pay, sick leave, family leave, vacation, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, and all rights and claims arising under the Employee Retirement Income Security Act of 1974 ("ERISA"), or pertaining to ERISA regulated benefits.

     12.  Releases by Company.  The Company does hereby release and forever
          -------------------
discharge Schwartz from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind of character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, whether statutory or common law, heretofore or hereafter arising out of , connected with or incidental to any dealings between the parties prior to the date of this Agreement, including without limitation on the generality of the foregoing, any and all claims, demands or causes of action attributable to, connected with, or incidental to the employment of Schwartz by the Company or any subsidiary of the Company, the separation of that employment and any dealings between the parties concerning Schwartz's employment or any other matter existing prior to the date of execution of this Agreement, excepting only any claims or causes of action arising out of willful misconduct, dishonesty, or gross negligence of Schwartz, or those obligations to be performed hereunder.

     13.  Unknown Claims.  Schwartz and Company specifically waive the benefits
          --------------
of the provisions of section 1542 of the Civil code of the State of California and any other analogous state or federal law or regulation. Said Section 1542 of the California Civil Code reads as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     14.  Continuing Fiduciary Obligations and Unfair Competition.
          --------------------------------------------------------

          (a) Schwartz acknowledges that he is obliged by contract and by operation of law to maintain the confidentiality of the Company's trade secrets and other confidential information not publicly known, and covenants and agrees that he shall not use or divulge, disclose, or communicate to any other person, firm, or corporation, any of the Company's trade secrets or confidential information except as disclosure shall be compelled by judicial process.
Nothing contained in this paragraph is intended to preclude Schwartz from working for a competitor of the Company or from using non-trade secrets and/or non-confidential information learned by him in the course of his employment with the Company.

          (b) Schwartz agrees that he shall not, for a period of twelve months from the date of this Agreement, directly or indirectly (i) recruit, solicit or induce, or attempt to induce any officer or employee (other than employees engaged in secretarial or purely ministerial functions) of Company or any of its affiliates, to terminate or fail to renew their employment or contract with, or otherwise cease their relationship with, the Company or any of its affiliates or
(ii) hire any such person recruited in violation of (i) immediately above.

     15.  Prohibition Against Defamation and Willful Disparagement. The Company
          --------------------------------------------------------
and Schwartz agree that they will not orally or in writing defame, criticize, or willfully disparage, or in any manner undermine the reputation of the other, or in the case of the Company, any subsidiary or affiliated corporation of the Company, the Company itself, or any employee, officer or director of the Company or any subsidiary or affiliate of the Company, except as required by compulsion of law to truthfully testify. It is the intention of the parties that any inquiries from potential employers of Schwartz as to Schwartz's job performance, his interpersonal and other management skills and the reason for his departure from employment at the Company be responded to by the appropriate Company officers or members of the Company's Board of Directors in a manner that provides a favorable recommendation of Schwartz to such inquiring potential employer. In any such communication to a prospective employer of Schwartz, the reason for Schwartz's departure shall be given as "for personal reasons". If any director or officer or agent or employee of the Company fails in any manner to follow this procedure or any other provision of this paragraph, Schwartz's sole and exclusive remedy will be to request in writing that Company correct the failure by means of a letter from one of the persons identified above, as set forth above, which letter shall also retract or disclaim, as appropriate, any information inconsistent with the provisions of this paragraph provided by any director, officer, agent, or employee of the Company.

     16.  Litigation.  Schwartz agrees to cooperate with the Company in
          ----------
connection with any future or currently pending litigation, including without limitation, by making himself available to testify in actions as reasonably requested by the Company. In the event that Schwartz is required to spend more than an insignificant amount of time in any such activities, he shall be compensated at an hourly rate of $123 per hour. In the event Schwartz is required to defend himself with respect to events which relate to or occurred during his employment with the Company or any subsidiary of the Company, or to his service as an officer the Company, to the extent that Schwartz is not otherwise covered by any insurance policy maintained by the Company, the Company shall be responsible for providing a defense to, and indemnify, Schwartz, to the same extent and under the same conditions as if he had remained an officer of the Company.

     17.  Legal Advice.  Each party has received independent legal advice from
          ------------
his or its attorneys with respect to the advisability of making the settlement provided for herein, with respect to the advisability of executing this Agreement and with respect to the meaning of California Civil code Section 1542.

     18.  Factual Investigation.  Each party to this Agreement has made such
          ---------------------
investigation of the facts pertaining to the matters resolved by this Agreement and of all the matters pertaining thereto as he or it deems necessary.

     19.  Later Discovered Facts.  Each party hereto is aware that he or it may
          ----------------------
hereafter discover claims or facts in addition to or different from those he or it now knows or believes to be true with respect to the matters resolved herein. Nevertheless, it is the intention of each party to fully, finally and forever settle and release all such matters and all claims relative thereto which may exist or may heretofore have existed between them.

     20.  Confidentiality.  This Agreement and its provisions are intended to be
          ---------------
confidential. Accordingly, except as may be required to satisfy the Company's public disclosure or financial or accounting requirements or as may be compelled by court order, neither the Company nor Schwartz shall disclose or publicize to any person, firm or corporation the terms of this Agreement without the consent of the other party. As reasonably necessary, Schwartz may discuss this Agreement with his wife, attorney, financial advisor, tax advisor, benefit advisor or compensation advisor and Company may discuss this Agreement with its attorneys, officers, directors and managers provided, however, that each agrees to be bound by the terms of this paragraph to keep the information confidential. It shall not be a breach of this confidentiality provision for Schwartz to advise any employer or prospective employer of the limitations set forth in paragraph 14 above.

     21.  Assignment.  Each of the parties represents and warrants that he or it
          ----------
has not heretofore assigned, transferred or granted or purported to assign, transfer or grant any claims, matters, demands or causes of action herein released, disclaimed, discharged or terminated, and agrees to indemnify and hold harmless any other party from and against any and all costs, expense, loss or liability incurred as a consequence of any such assignment.

     22.  Recitals and Paragraph Headings.  Captions and paragraph headings are
          -------------------------------
used herein for convenience only, are no part of this Agreement and shall not be used in interpreting or construing it.

     23.  Additional Documents.  The parties will execute all such further and
          --------------------
additional documents and undertake all such other actions as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.

     24.  No Admissions.  This Agreement effects the settlement of claims which
          -------------
are denied, disputed and/or contested and nothing contained herein shall be construed as an admission by any party hereto of any liability of any kind to any other party. Each of the parties hereto denies any liability in connection with any claim and intends merely to avoid the uncertainties and costs of litigation and buy his or its peace.

     25.  California Law.  This Agreement was negotiated, executed and delivered
          --------------
within the State of California, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the laws of the State of California. Should any litigation arise concerning this Agreement, it will be filed only in a court in the County of Los Angeles, State of California, and then only if consistent with the parties' obligations under paragraph 34 in regard to arbitration.

     26.  Entire Agreement.  This Agreement constitutes a single integrated
          ----------------
contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended only by an agreement in writing.

     27.  Binding Effect.  This Agreement is binding upon and shall inure to the
          --------------
benefit of the parties hereto, their heirs, assignees and successors in interest (including successors in any reorganization or merger with any other entity).

     28.  Construction of Agreement.  Each party has cooperated in the drafting
          --------------------------
and preparation of this Agreement, and, accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting.

     29.  Costs and Attorneys' Fees.  Each party is to bear its own costs and
          -------------------------
attorneys' fees incurred in connection with the matters resolved by this Agreement and in connection with the negotiation and the preparation of this Agreement. However, in the event of litigation or arbitration relating to or for the enforcement of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs actually incurred.

     30.  Taxes.  Schwartz acknowledges his responsibility for any and all taxes
          -----
due with respect to the sums paid to him under this Agreement, represents that he has received independent advice concerning his tax obligations, and states that he has not relied upon representations or advice, if any, of the Company or their counsel concerning the taxable or nontaxable nature of the, sums payable hereunder. Schwartz agrees that he will indemnify and hold the Company harmless from any and all claims for taxes, penalties and/or interest based upon the payments to be made under this Agreement.

     31.  Counterparts.  This Agreement may be executed in counterparts.  When
          ------------
each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement which shall be binding upon and effective as to all parties. No counterpart shall be effective until all parties hereto have executed and exchanged an executed counterparts hereof.

     32.   No Waiver.  The failure to enforce at any time any of the provisions
           ---------
of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

     33.  Arbitration.  Except in connection with an action by the Company for
          -----------
injunctive or other equitable relief, any controversy, dispute, or claim between the parties of this Agreement or any party released pursuant to it, including any claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved exclusively by arbitration conducted in Los Angeles, California, in accordance with the then most applicable rules of the American Arbitration Association. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list designated by the American Arbitration Association of seven arbitrators, all of whom shall either be (a) retired judges of the Superior or Appellate Courts resident in Los Angeles or Orange Counties who are members of the "independent list" of retired judges or (b) members of the National Academy of Arbitrators who are attorneys and are resident within 50 miles of the Company's headquarters. Four of the seven panel members proposed by the American Arbitration Association shall be retired judges and three shall be arbitrators, all of whom meet the qualifications set forth below. If the parties are unable to select an arbitrator from the list provided by the American Arbitration Association, then the parties shall each strike names alternatively from the list, with the first strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator. This agreement to resolve any disputes by binding arbitration shall extend to claims against any shareholder of the Company, any subsidiary or affiliate of the Company, any officers, directors, employees, or agents of the Company and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event the parties are unable to agree upon a location for the arbitration, the location (within Los Angeles County) shall be determined by the arbitrator. The parties intend that this Agreement to arbitrate be valid, enforceable and irrevocable and that it provide the exclusive remedy with respect to all disputes within its scope.

     34.  Schwartz's Understanding.  Schwartz states that he has carefully read
          -------------------------
this Agreement, that it has been fully explained to him by his attorney, that he fully understands its final and binding effect and understands that he is releasing certain rights and entitlements, that the only promises made to him to sign the Agreement are those stated above, and that he is signing this Agreement voluntarily.

     35.  Age Discrimination in Employment Act Waiver.  The waiver given below
          -------------------------------------------
is given only in exchange for consideration in addition to anything of value to which Schwartz is already entitled. The waiver set forth below does not waive rights or claims which may arise after the date of execution of this Agreement. Schwartz acknowledges that (i) this entire Agreement is written in a manner calculated to be understood by Schwartz (ii) that he has been advised in writing to consult with an attorney before executing this Agreement, and (iii) he was given a period of 21 days within which to consider the Agreement, and (iv) to the extent he executes this Agreement before the expiration of the 21 day period, he does so knowingly and voluntarily and only after consulting with an attorney. Schwartz shall have the right to cancel and revoke this Agreement during a period of 7 days following his execution of the Agreement and this Agreement shall not become effective, and no money shall be paid hereunder until the expiration of such 7-day period. The 7-day period of revocation shall commence upon the date of Schwartz's execution of this Agreement. In order to revoke this Agreement, Schwartz shall deliver to the company, prior to the expiration of said 7-day period, a written notice of cancellation.

     In addition to the release set forth at Paragraph 11 hereof, Schwartz hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act.

     36.  Obligations of Company Which Survive Schwartz's Death.  The
          -----------------------------------------------------
obligations of the Company set forth in paragraphs 2 and 3, and no others, shall survive Schwartz's death. Upon Schwartz's death, the Company will make a cash payment equivalent to its cost of providing the welfare and retirement benefits Schwartz would have received but for his death pursuant to paragraphs 4 and 5, subject to the exception in the following sentence. Payments pursuant to such obligations shall be made to Schwartz's wife, Hendel M. Schwartz, or to his estate in the event she shall no longer be living; except that in the event Hendel M. Schwartz shall no longer be living, the payment in respect of welfare benefits shall not be made.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the day and year first above written.


EXECUTION AND ACKNOWLEDGMENT BY ERIC SCHWARTZ
- ---------------------------------------------

     I received this Separation Agreement on September 12, 1996. I understand that I have twenty-one (21) days thereafter within which to consider this Agreement with my legal counsel. I freely choose to sign this Separation Agreement this 12 day of September, 1996. I understand that I will have seven
(7) days thereafter within which to revoke my acceptance of this Separation Agreement and that the Separation Agreement shall not be effective under the expiration of that seven (7) day period. Executed at L.A., California, this 12 day of September, 1996.


                                       /s/ ERIC SCHWARTZ
                                       -----------------------------------------
                                       ERIC SCHWARTZ

EXECUTION AND ACKNOWLEDGMENT BY INTERNATIONAL TECHNOLOGY CORPORATION

Dated:               , 1996
       --------------

At:   Torrance, California

INTERNATIONAL TECHNOLOGY CORPORATION


By:       /s/ Anthony J. DeLuca
    -----------------------------------

APPROVED AS TO FORM AND SUBSTANCE:     FALK & SHARP, a Professional corporation


Date:       9/17     , 1996         By:        /s/ Ethan J. Falk
      ---------------                  -----------------------------------------
                                       Ethan J. Falk, Authorized Officer
                                       Attorneys for Eric Schwartz